UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

NEWPARK RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWPARK RESOURCES, INC.

Supplement No. 1 to Proxy Statement

For the Annual Meeting of Stockholders to be Held on May 19, 2016

May 6, 2016

Appointment of Proxy Solicitor

Newpark Resources, Inc. (the “Company”) has engaged Alliance Advisors, LLC to act as our proxy solicitor, for the purpose of assisting the Company in securing votes for Proposal 3, the approval of Amendment No. 1 to the Company’s 2015 Employee Equity Incentive Plan to (i) increase the number of shares available for issuance thereunder by 1,800,000 shares to a total of 7,800,000 shares, (ii) decrease the fungible share counting ratio for awards to be granted in stock (other than an award that is a stock option or similar award) from 1.85 to 1.78, and (iii) add a “double trigger” vesting provision to apply if outstanding awards are assumed or replaced in connection with a change in control of the Company (the “Plan Amendment Proposal”), as set forth in the proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 6, 2016 with respect to the Company’s 2016 Annual Meeting of Stockholders (the “Proxy Statement”). The Company will pay Alliance Advisors a fee of $10,000, plus reasonable expenses, for these services, and the Company will bear the entire cost associated with these services.

Alliance Advisors is reaching out to our stockholders to encourage them to vote in favor of the Plan Amendment Proposal. If Alliance Advisors calls you, please answer the call.

Important Information

The Company advises its stockholders to read the Proxy Statement, as amended or supplemented, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement, as amended or supplemented, and other documents that the Company files with the Securities and Exchange Commission (“SEC”) at the SEC’s website at www.sec.gov. The Proxy Statement, as amended or supplemented, and these other documents may also be obtained for free from the Company by directing a request to our Corporate Secretary. The Corporate Secretary may be contacted at the following address: Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381, Attention: Corporate Secretary.